Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 Nos. 33-73506, 333-07441, 333-30525, 333-30605, 333-120327, 333-143663) and in Registration Statement (Form S-3 Nos. 333-69450, 333-110623, 333-146058) of our reports dated March 20, 2007, with respect to the consolidated financial statements of Progressive Gaming International Corporation and Subsidiaries, Progressive Gaming International Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Progressive Gaming International Corporation, included in this Form 10-K/A Amendment No. 1.

/s/ Ernst & Young, LLP

Las Vegas, Nevada

October 18, 2007